Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-143068, 333-28695, 333-42485, 333-36734, 333-65312, 333-65314, 333-65316, 333-120156, 333-137004, 333-137808, 333-139672, 333-151284, 333-149562, 333-150104, 333-157260, 333-159410, 333-164922 and 333-167169 on Form S-8 and Registration Statements No. 333-152783, 333-153701 and 333-159411 on Form S-3 of our reports dated February 28, 2011 relating to the consolidated financial statements of L-1 Identity Solutions, Inc. and Subsidiaries and the effectiveness of L-1 Identity Solutions, Inc. and Subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of L-1 Identity Solutions, Inc. and Subsidiaries for the year ended December 31, 2010.

/s/  Deloitte & Touche LLP
Stamford, Connecticut
February 28, 2011